As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	86-0226984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16220 N. Scottsdale Road, Suite 100

Scottsdale, Arizona 85254

(Address including zip code of Principal Executive Offices)

Universal Technical Institute, Inc.

2003 Incentive Compensation Plan

(Full title of the plan)

Chad A. Freed, Esq.

Senior Vice President and General Counsel

Universal Technical Institute, Inc.

16220 N. Scottsdale Road, Suite 100

Scottsdale, Arizona 85254

(623) 445-9500

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Frank M. Placenti, Esq.

Linda J. Park, Esq.

Squire Sanders (US) LLP

1 East Washington Street, Suite 2700

Phoenix, Arizona 85004

602-528-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.0001 par value per share (“common stock”)	850,000 shares	$12.79	$10,871,500	$1,245.87

(1)	This Registration Statement also covers an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the 2003 Incentive Compensation Plan (the “Plan”).

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the 1933 Act, based upon the average of the high and low prices of the common stock as quoted on the New York Stock Exchange on March 7, 2012.

(4)	Calculated pursuant to Section 6(b) of the 1933 Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Pursuant to Rule 429 under the 1933 Act, the prospectus that is part of this Registration Statement will also be used in connection with the offer and sale of Registrant’s common stock previously registered under the Registrant’s Registration Statement on Form S-8 (Registration No. 333-111900) for the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Universal Technical Institute, Inc. (the “Company”) are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the Commission on November 30, 2011.

(2)	The Company’s Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended December 31, 2011, filed with the Commission on February 3, 2012 and February 7, 2012, respectively.

(3)

The Company’s Current Reports on Form 8-K dated December 12, 2011, December 13, 2011, December 20, 2011, and February 22, 2012 (Items 5.02 and 5.07), filed with the Commission on December 13, 2011, December 14, 2011, December 21, 2011, and February 23, 2012, respectively.

(4)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 8, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Company is not incorporating any document or other information furnished and not filed in accordance with Commission rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation provides that none of the Company’s directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate the Company’s rights, and its stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director, except to the extent otherwise required by the DGCL. This provision does not limit or eliminate the Company’s right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws.

The Company’s Amended and Restated Bylaws provide generally that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Corporation as a director or officer of the Company. Such indemnification covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company has entered into indemnification agreements with each of its directors and key officers. These indemnification agreements provide that the Company will indemnify its directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors and officers. These agreements also provide that the Company will advance expenses to its directors and officers relating to claims for which they may be entitled to indemnification. Upon a potential change of control of the Company, the Company’s directors and officers may request that the Company create a trust for their benefit in an amount sufficient to satisfy any expenses that they may reasonably expect to incur in connection with a claim against them. These indemnification agreements also provide that the Company will maintain directors’ and officers’ liability insurance.

Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities reasonably incurred by them in connection with any action, suit or proceeding to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the indemnification authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

The preceding discussion of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the indemnification agreements, and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the indemnification agreements, and Section 145 of the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Universal Technical Institute, Inc. hereby files the exhibits set forth below.

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K dated December 23, 2004, File No. 1-31923).

4.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated December 13, 2011, File No. 1-31923).

4.3*	Universal Technical Institute, Inc. 2003 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 on Form 8-K dated February 22, 2012, File No. 1-31923).

5.1	Opinion of Squire Sanders (US) LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Squire Sanders (US) LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

*	Incorporated herein by reference.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on March 9, 2012.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:	/s/ Chad A. Freed
Chad A. Freed Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints the agent for service named in this Registration Statement as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed as of March 9, 2012 by the following persons in the capacities indicated.

Name	Title

/s/ John C. White	Chairman of the Board
John C. White

/s/ Kimberly J. McWaters	Chief Executive Officer (Principal Executive Officer), Director
Kimberly J. McWaters

/s/ Eugene S. Putnam, Jr.	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Eugene S. Putnam, Jr.

/s/ David A. Blaszkiewicz	Director
David A. Blaszkiewicz

/s/ Alan E. Cabito	Director
Alan E. Cabito

/s/ A. Richard Caputo, Jr	Director
A. Richard Caputo, Jr.

/s/ Conrad A. Conrad	Director
Conrad A. Conrad

/s/ Dr. Roderick R. Paige	Director
Dr. Roderick R. Paige

/s/ Roger S. Penske	Director
Roger S. Penske

/s/ Linda J. Srere	Director
Linda J. Srere

/s/ Kenneth R. Trammell	Director
Kenneth R. Trammell

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K dated December 23, 2004, File No. 1-31923).

4.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated December 13, 2011, File No. 1-31923).

4.3*	Universal Technical Institute, Inc. 2003 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 on Form 8-K dated February 22, 2012, File No. 1-31923).

5.1	Opinion of Squire Sanders (US) LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Squire Sanders (US) LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

*	Incorporated herein by reference.